As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-204968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Poseidon Containers Holdings Corp.

(Exact name of Registrant as specified in its Charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Poseidon Containers Holdings Corp. c/o Technomar Shipping Inc. 3-5 Menandrou Street 14561, Kifissia Athens, Greece Tel: 011-30-210-6233670	Seward & Kissel LLP Attention: Gary J. Wolfe Edward S. Horton One Battery Park Plaza New York, New York 10004 Tel: (212) 574-1200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Tel: (212) 574-1223 (telephone number) Fax: (212) 480-8421 (facsimile number)	Stephen P. Farrell, Esq. Finnbarr D. Murphy, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Shares, par value $0.01	$282,992,000	$32,884*

*	Previously paid.
(1)	Includes 2,307,000 common shares that may be sold pursuant to exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 3 is to file Exhibits 1.1, 10.18 and 10.31. Accordingly, this Amendment No. 3 consists only of this explanatory note and Part II of the Registration Statement, including the signature page and exhibit index. This Amendment No. 3 does not contain a copy of the prospectus that was included in the Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

I. Article VIII of the Bylaws of the Registrant provides as follows:

1.	Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.	The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)

Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits and Financial Statement Schedules

Number	Description

1.1	Form of Underwriting Agreement

3.1	Form of Amended and Restated Articles of Incorporation*

3.2	Form of Amended and Restated Bylaws*

4.1	Form of Common Share Certificate*

5.1	Opinion of Seward & Kissel LLP as to the legality of the securities being registered*

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. and Marshall Islands tax matters*

10.1	$176.0 Million DVB Credit Facility—Second Supplemental Agreement, dated October 17, 2011, including the Amended and Restated $176.0 Million DVB Credit Facility, dated October 17, 2011*

10.2	$176.0 Million DVB Credit Facility—Third Supplemental Agreement, dated July 12, 2012*

Number	Description

10.3	$176.0 Million DVB Credit Facility—Fourth Supplemental Agreement, dated December 6, 2012*

10.4	$176.0 Million DVB Credit Facility—Fifth Supplemental Agreement, dated February 26, 2015*

10.5	$176.0 Million DVB Credit Facility—Sixth Supplemental Agreement, dated June 29, 2015*

10.6	$31.5 Million ABN AMRO Credit Facility, dated February 10, 2011*

10.7	$31.5 Million ABN AMRO Credit Facility—First Supplemental Agreement, dated July 30, 2014*

10.8	$31.5 Million ABN AMRO Credit Facility—Second Supplemental & Release Agreement, dated January 15, 2015*

10.9	$31.5 Million ABN AMRO Credit Facility—Third Supplemental Agreement, dated April 24, 2015*

10.10	$31.5 Million ABN AMRO Credit Facility—Fourth Supplemental Agreement, dated July 14, 2015*

10.11	$91.4 Million ABN AMRO Credit Facility, dated November 29, 2011*

10.12	$91.4 Million ABN AMRO Credit Facility—First Supplemental Letter, dated July 30, 2014*

10.13	$91.4 Million ABN AMRO Credit Facility—Supplemental & Release Agreement, dated January 15, 2015*

10.14	$91.4 Million ABN AMRO Credit Facility—Second Supplemental Agreement, dated April 24, 2015*

10.15	$91.4 Million ABN AMRO Credit Facility—Third Supplemental Agreement, dated July 14, 2015*

10.16	$52.5 Million ABN AMRO Credit Facility, dated April 25, 2013*

10.17	$52.5 Million ABN AMRO Credit Facility—First Supplemental Agreement, dated January 29, 2015*

10.18	$52.5 Million ABN AMRO Credit Facility—Second Supplemental Agreement, dated July 21, 2015

10.19	$62.5 Million ABN AMRO Credit Facility—Amending and Restating Agreement, dated April 24, 2015*

10.20	$62.5 Million ABN AMRO Credit Facility—First Supplemental Agreement, dated July 9, 2015*

10.21	$47.5 Million Credit Agricole Credit Facility, dated May 4, 2011*

10.22	$47.5 Million Credit Agricole Credit Facility—First Supplemental Agreement, dated May 20, 2015*

10.23	$47.5 Million Credit Agricole Credit Facility—Second Supplemental Agreement, dated July 14, 2015*

10.24	$90.0 Million Unicredit Credit Facility, dated February 16, 2011*

10.25	$90.0 Million Unicredit Credit Facility—First Supplemental Agreement, dated June 15, 2012*

10.26	$90.0 Million Unicredit Credit Facility—Second Supplemental Agreement, dated February 21, 2013*

10.27	$90.0 Million Unicredit Credit Facility—Third Supplemental Agreement, dated July 9, 2015*

10.28	$45.0 Million Deutsche Bank Credit Facility, dated February 28, 2013*

10.29	$45.0 Million Deutsche Bank Credit Facility—Supplemental Letter, dated November 22, 2013*

10.30	$45.0 Million Deutsche Bank Credit Facility—Supplemental Letter, dated February 4, 2015*

10.31	$45.0 Million Deutsche Bank Credit Facility—Supplemental Agreement, dated July 21, 2015

10.32	Form of Master Agreement*

10.33	Form of Exchange Agreement*

10.34	Form of Heads of Agreement*

10.35	Form of Technical Management Agreement*

10.36	Form of Commercial Management Agreement*

Number	Description

10.37	Form of Registration Rights Agreement*

10.38	Form of Equity Incentive Plan*

14.1	Code of Ethics*

21.1	List of Subsidiaries*

23.1	Consent of PricewaterhouseCoopers S.A.*

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1)*

23.3	Consent of Drewry Shipping Consultants Ltd.*

23.4	Consent of Director Nominee, Frank Loverro*

23.5	Consent of Director Nominee, Harris Antoniou*

23.6	Consent of Director Nominee, Michael Chalkias*

23.7	Consent of Director Nominee, Charles Bloome*

23.8	Consent of Director Nominee, Menno van Lacum*

24.1	Powers of Attorney (included in the signature page to Form F-1 filed on June 15, 2015)*

*	Previously filed

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 24th day of July, 2015.

POSEIDON CONTAINERS HOLDINGS CORP.
By:	/s/ George Giouroukos
	Name:	George Giouroukos
	Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 24th, 2015.

Signature	Title

/s/ George Giouroukos	Chief Executive Officer (Principal Executive Officer)
George Giouroukos

/s/ Anastasios Psaropoulos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Anastasios Psaropoulos

/s/ Henry Mannix III*	Director
Henry Mannix III * By Gary J. Wolfe, attorney-in-fact

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on July 24, 2015.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States